UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 12B-25
										SEC FILE NUMBER
										0-23170
NOTIFICATION OF LATE FILING
										CUSIP NUMBER
										000946

(Check One):	[ ] Form 10-K	[ ] Form 20-F	[ ] Form 11-K
			[X] Form 10-Q	[ ] Form N-SAR

			For Period Ended:  March 31, 1996

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRATION INFORMATION
	AFGL International, Inc.
Full Name of Registrant
	Not Applicable
Former Name if Applicable
	850 Third Avenue, 11th Floor
Address of Principal Executive Office (Street and Number)
	New York, New York  10022
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

	|	(a)	The reasons described in reasonable detain in Part
	|	III of this form could not be eliminated without
	|	unreasonable effort or expense;
	|
	|	(b)	The subject annual report, semi-annual report,
	|	transition report on Form 10-K, Form 20-F, 11-K or Form
	|	N-SAR, or portion thereof, will be filed on or before
	|	the fifteenth calendar day following the prescribed due
[X]	|	date; or the subject quarterly report of transition
	|	report on Form 10-Q, or portion thereof will be filed
	|	on or before the fifth calendar day following the
	|	prescribed due date; and
	|
	|	(c)	The accountant's statement or other exhibit
	|	required by Rule 12b-25(c) has been attached if
	|	applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q,
 N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
	Due to delays in completing its annual report on Form 10-KSB, the registrant could not complete its Form 10-QSB without unreasonable effort and expense.

PART IV - OTHER INFORMATION

(1)	Name and telephone number of person to contact in regard to this notification
Andrew Bernstein			(212)		508-3415
(Name)					(Area Code)	(Telephone Number)

(2)	Have all other periodic reports required under Section 13 or 15(d) of the
 Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,

									[X]	Yes	[ ]	No

(3)	Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
									[ ]	Yes	[X]	No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


AFGL International, Inc.
(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  May 15, 1996							   Barry S. Roseman
							   Chief Operating Officer
          (Signature)